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                      October 27, 2022

       Kimo Akiona
       Chief Financial Officer
       PlayAGS, Inc.
       6775 S. Edmond St., Suite 300
       Las Vegas , NV 89118

                                                        Re: PlayAGS, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 10,
2022
                                                            File No. 001-38357

       Dear Kimo Akiona:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation